Exhibit 23.5
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
December 15, 2006
Petróleo Brasileiro S.A.
Av. República do Chile, 65/1702
Rio de Janeiro
Brazil 20031-912
Ladies and Gentlemen:
     We hereby consent to the incorporation by reference into the Registration Statement on Form F-4 (Registration No. 333-138345) and Amendment No. 1 to that registration statement, in each case filed by Petróleo Brasileiro S.A. (Petrobras) and Petrobras International Finance Company (together, the “Registrants”), of the references to DeGolyer and MacNaughton contained in the Annual Report of the Registrants on Form 20-F for the year ended December 31, 2005, under the heading “Presentation of Information Concerning Reserves” and under the heading “Item 4—INFORMATION ON THE COMPANY—Exploration, Development and Production—WORLDWIDE ESTIMATED NET PROVED RESERVES.” We prepared estimates, as of December 31, 2005, of the proved crude oil, condensate, and natural gas reserves and the oil equivalent of 83 fields with interests owned by Petrobras. These estimates were prepared in accordance with the reserves definitions of Rules 4-10(a)  (1)-(13) of Regulation S-X of the United States Securities and Exchange Commission. The fields are located in Brazil and offshore from Brazil. The volumes of proved reserves estimated, as of December 31, 2005 are 8,365 million barrels of oil and condensate; 6,602,233 million cubic feet of marketable gas and 9,468 million barrels of oil equivalent. These estimates and the fields evaluated are those contained in our report entitled “Letter Report as of December 31, 2005 on Reserves of Certain Properties in Brazil with interests owned by Petroleo S.A.”
Very truly yours,

DeGOLYER and MacNAUGHTON